Exhibit 99.1

NEWS
One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 201-808-8400

Champions Oncology Reports Results for the First Quarter Ended July 31, 2015

Hackensack, NJ – September 10, 2015 – Champions Oncology, Inc. (CSBR), engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs, today announced its financial results for the first quarter ended July 31, 2015.

First Quarter and Recent Business Highlights:

•	Completed uplisting to NASDAQ Capital Market
•	Filed patent applications to develop humanized mice to be used in immune-oncology
•	Announced additions to management team

Joel Ackerman, Champions Oncology CEO, stated, “We continue to make progress in building the company. As the recognition of the value of patient derived xenografts grows, we are being presented with many opportunities to expand our platform into new areas. We are pursuing many of these opportunities in areas including immune oncology and clinical applications for our TOS customers.”

Financial Results

For the first quarter of 2015, revenue was $2.8 million, as compared to $1.9 million for the three months ended July 31, 2014, an increase of $892,000 or 47.6%. Total operating expenses for the first quarter 2015 were $5.7 million, as compared to $5.6 million for the three months ended July 31, 2014, an increase of $78,000 or 1.4%.

For the first quarter of 2015, Champions reported a loss from operations of $2.9 million as compared to a loss from operations of $3.7 million for the three months ended July 31, 2014. Excluding stock-based compensation of $775,000 and $808,000 for the three months ended July 31, 2015 and 2014, Champions recognized a net loss of $2.1 million and $2.7 million respectively.

Operating Results

Personalized Oncology Solutions (POS):

POS revenue was $485,000 and $341,000 for the three months ended July 31, 2015 and 2014, respectively, an increase of $144,000 or 42.2%. Core revenue from its Champions TumorGraft® technology platform decreased $16,000 or (4.9%). This decrease is due to a 21.6% decline in implant revenue offset by a 6.3% increase in panel revenue. Non-core revenue increased $160,000.

POS cost of sales was $661,000 and $757,000 for the three months ended July 31, 2015 and 2014, respectively, a decrease of $96,000 or (12.7%). For the three months ended July 31, 2015 and 2014, gross margins for POS were (36.3%) and (122%), respectively. The improvement in gross margin is attributed to the increase in higher margin, non-core revenue and cost reductions in the core business.

Translational Oncology Solutions (TOS):

TOS revenue was $2.3 million and $1.6 million for the three months ended July 31, 2015 and 2014, respectively, an increase of $700,000, or 48.8%. The increase is the result of increased bookings in prior quarters due to the expansion of the TOS sales team and the growth of the platform.

TOS cost of sales was $1.6 million and $965,000 for the three months ended July 31, 2015 and 2014, respectively, an increase of $647,000, or 67%. For the three months ended July 31, 2015 and 2014, gross margin for TOS was 31% and 38.6%, respectively.

Research and development expense was $1.1 million and $1.4 million for three months ended July 31, 2015 and 2014, respectively, a decrease of $300,000, or (22.7%). The decrease is due to lower one-time expenses in genomic characterization of our Champions TumorGraft Bank. Sales and marketing expense for both the three months ended July 31, 2015 and 2014 was $1 million. General and administrative expense for the three months July 31, 2015 and 2014 was $1.3 million and $1.46 million, respectively a decrease of $145,000, or (9.9%). The decline is mainly due to a decrease in stock based compensation expense of $105,000.

Conference Call Information

The Company will host a conference call today at 4:00 p.m. EDT (1:00 p.m. PDT) to discuss its first quarter 2016 financial results. To access the conference call, domestic participants should dial 800-875-3456, Canadian participants should dial 800-648-0973, and international participants should dial 302-607-2001. The participant passcode is “Champions Oncology.”

Full details of the Company’s financial results will be available Friday, September 11, 2015 in the Company’s Form 10-Q at www.championsoncology.com.

* Non-GAAP Financial Information

See the attached Reconciliation of GAAP net loss to non-GAAP net loss for an explanation of the amounts excluded to arrive at non-GAAP net loss and related non-GAAP net loss per share amounts for the three months ended July 31, 2015 and 2014. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net loss and non-GAAP net loss per share are not, and should not be viewed as a substitute for similar GAAP items. Champions’ defines non-GAAP dilutive loss per share amounts as non-GAAP net loss divided by the weighted average number of diluted shares outstanding. Champions’ definition of non-GAAP net loss and non-GAAP diluted loss per share may differ from similarly named measures used by others.

About Champions Oncology, Inc.

Champions Oncology, Inc. is engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs. The Champions TumorGraft technology platform is a novel approach to personalizing cancer care based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting engraftments, or Champions TumorGrafts, in a manner that preserves the biological characteristics of the original human tumor in order to determine the efficacy of a treatment regimen. The Company uses this technology in conjunction with related services to offer solutions for two customer groups: Personalized Oncology Solutions, in which results help guide the development of personalized treatment plans, and Translational Oncology Solutions, in which pharmaceutical and biotechnology companies seeking personalized approaches to drug development can lower the cost and increase the speed of developing new drugs. TumorGrafts are procured through agreements with a number of institutions in the U.S. and overseas as well as through Champions’ Personalized Oncology Solutions business. For more information, please visit www.championsoncology.com.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2015 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.

(Dollars in thousands except per share amounts)

Reconciliation of GAAP to Non-GAAP Net Loss (Unaudited):

	Three Months Ended July 31,
	2015	2014
Net loss - GAAP	$(2,913)	$(3,548)
Less:
Stock-based compensation	775	808
Net (loss) income - non-GAAP	$(2,138)	$(2,740)

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited):

	Three Months Ended July 31,
	2015	2014
Basic and diluted EPS – GAAP	$(0.33)	$(0.64)
Less:
Effect of stock-based compensation on EPS	0.09	0.14
Basic and diluted EPS - non-GAAP	$(0.24)	$(0.50)

Condensed Consolidated Statements of Operations (Unaudited):

	Three Months Ended July 31,
	2015	2014
POS operating revenue	$485	$341
TOS operating revenue	2,337	1,571
Total operating revenue	$2,822	$1,912

Cost of POS	661	757
Cost of TOS	1,612	965
Research and development	1,100	1,423
Sales and marketing	1,029	1,034
General and administrative	1,317	1,462

Loss from Operations	$(2,897)	$(3,729)

Other (Expense) Income	(10)	186

Net Loss before income tax expense	$(2,907)	$(3,543)
Income taxes	6	5
Net Loss	$(2,913)	$(3,548)

Condensed Consolidated Balance Sheets as of (Unaudited):

	July 31,	April 30,
	2015	2015
Cash and cash equivalents	$6,760	$9,357
Accounts receivable	1,458	1,060
Other current assets	366	346
Total current assets	8,584	10,763

Restricted cash	150	163
Property and equipment, net	445	452
Goodwill	669	669
Total assets	$9,848	$12,047

Accounts payable and accrued liabilities	$1,852	$1,787
Deferred revenue	1,907	2,009
Total current liabilities	3,759	3,796

Other Non-current liabilitiy	186	192
Stockholders’ equity	5,903	8,059
Total liabilities and stockholders’ equity	$9,848	$12,047

Condensed Consolidated Statements of Cash Flows (Unaudited):

	Three Months Ended July 31,
	2015	2014
Cash flows from operating activities:
Net Loss	$(2,913)	$(3,548)
Adjustments to reconcile net cash used in operations:
Stock-based compensation expense	775	808
Depreciation expense	37	56
Change in fair value of warrant liability	-	(155)
Changes in operating assets and liabilities	(442)	51
Net cash used in operating activities	(2,543)	(2,788)

Cash flows from investing activities:
Purchases of property and equipment	(29)	(33)
Net cash used in investing activities	(29)	(33)

Cash flows from financing activities:
Payment of issuance costs related to 2015 Private Placement	(18)	-
Capital lease payments	(7)	-
Net cash used in financing activities	(25)	-

Exchange rate effect on cash and cash equivalents	-	(18)
Increase (decrease) in cash and cash equivalents	(2,597)	(2,839)
Cash and cash equivalents, beginning of period	9,357	9,561
Cash and cash equivalents, end of period	$6,760	$6,722